news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
OCTOBER 27, 2017

Chevron Reports Third Quarter Net Income of $2.0 Billion

San Ramon, Calif., Oct. 27, 2017 – Chevron Corporation (NYSE: CVX) today reported earnings of $2.0 billion ($1.03 per share - diluted) for third quarter 2017, compared with $1.3 billion ($0.68 per share - diluted) in the third quarter of 2016. Included in the quarter was a gain on an asset sale of $675 million and an asset write-off of $220 million. Foreign currency effects decreased earnings in the 2017 third quarter by $112 million, compared with an increase of $72 million a year earlier.
Sales and other operating revenues in third quarter 2017 were $34 billion, compared to $29 billion in the year-ago period.
Earnings Summary

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2017	2016	2017	2016
Earnings by business segment
Upstream	$489	$454	$2,859	$(3,467)
Downstream	1,814	1,065	3,935	3,078
All Other	(351)	(236)	(710)	(523)
Total (1)(2)	$1,952	$1,283	$6,084	$(912)
(1) Includes foreign currency effects	$(112)	$72	$(351)	$32
(2) Net income (loss) attributable to Chevron Corporation (See Attachment 1)
“We continue to see improvement in the underlying pattern of earnings and cash flow,” said Chairman and CEO John Watson.
“Cash flow is at a positive inflection point, with oil and gas production increasing and capital spending falling,” Watson added. “We’re completing projects that have been under construction and ramping up production, notably at our Gorgon LNG Project in Australia. And our shale and tight rock drilling activity in the Permian Basin is exceeding expectations.”
“We expect this pattern to continue,” Watson commented. “Earlier this month, we announced first LNG production from our Wheatstone LNG development in Australia.”

UPSTREAM
Worldwide net oil-equivalent production was 2.72 million barrels per day in third quarter 2017, compared with 2.51 million barrels per day from a year ago.

- MORE -

U.S. Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2017	2016	2017	2016
Earnings	$(26)	$(212)	$(48)	$(2,175)
U.S. upstream operations incurred a loss of $26 million in third quarter 2017, compared with a loss of $212 million from a year earlier. The improvement reflected higher crude oil realizations.
The company’s average sales price per barrel of crude oil and natural gas liquids was $42 in third quarter 2017, up from $37 a year earlier. The average sales price of natural gas was $1.80 per thousand cubic feet in third quarter 2017, compared with $1.89 in last year’s third quarter.
Net oil-equivalent production of 681,000 barrels per day in third quarter 2017 was down 17,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico, and base business in the Gulf of Mexico, were more than offset by the impact of asset sales of 67,000 barrels per day, and normal field declines. The net liquids component of oil-equivalent production in third quarter 2017 increased 1 percent to 525,000 barrels per day, while net natural gas production decreased 13 percent to 932 million cubic feet per day primarily as a result of asset sales.

International Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2017	2016	2017	2016
Earnings*	$515	$666	$2,907	$(1,292)
*Includes foreign currency effects	$(164)	$85	$(441)	$116
International upstream operations earned $515 million in third quarter 2017, compared with $666 million a year ago. The decrease in earnings was mainly due to higher depreciation expense including the effect of catch-up depreciation for our Bangladesh operations that we no longer intend to sell and an asset write-off. Also contributing were higher tax expenses and the absence of an Ecuador arbitration award. More than offsetting these items were higher crude oil and natural gas realizations, higher natural gas and crude oil sales volumes, and higher equity income from the absence of a TCO royalty expense. Foreign currency effects had an unfavorable impact on earnings of $249 million between periods.
The average sales price for crude oil and natural gas liquids in third quarter 2017 was $48 per barrel, up from $41 a year earlier. The average price of natural gas was $4.76 per thousand cubic feet in the quarter, compared with $4.18 in last year’s third quarter.
Net oil-equivalent production of 2.04 million barrels per day in third quarter 2017 was up 221,000 barrels per day from a year earlier. Production increases from major capital projects, primarily Gorgon and Angola LNG, and lower planned turnaround effects at Tengizchevroil, were partially offset by production entitlement effects in several locations and normal field declines. The net liquids component of oil-equivalent production increased 5 percent to 1.19 million barrels per day in the 2017 third quarter, while net natural gas production increased 25 percent to 5.05 billion cubic feet per day.

- MORE -

DOWNSTREAM

U.S. Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2017	2016	2017	2016
Earnings	$640	$523	$1,743	$1,307
U.S. downstream operations earned $640 million in third quarter 2017, compared with earnings of $523 million a year earlier. The increase in earnings was primarily due to higher margins on refined product sales.
Refinery crude oil input in third quarter 2017 decreased 4 percent from the year-ago period to 931,000 barrels per day. Refined product sales of 1.23 million barrels per day decreased 2 percent from third quarter 2016. Branded gasoline sales of 540,000 barrels per day decreased 2 percent from the 2016 period. Both refinery crude oil input and refined product sales were lower due to divestment of the Hawaii refining and marketing assets in fourth quarter 2016.

International Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2017	2016	2017	2016
Earnings*	$1,174	$542	$2,192	$1,771
*Includes foreign currency effects	$15	$(4)	$(27)	$(78)
International downstream operations earned $1.17 billion in third quarter 2017, compared with $542 million a year earlier. The increase in earnings was largely due to higher gains on asset sales, primarily from the sale of the company’s Canadian refining and marketing assets. Higher operating expenses and lower margins on refined product sales were partially offsetting. Foreign currency effects had a favorable impact on earnings of $19 million between periods.
Refinery crude oil input of 801,000 barrels per day in third quarter 2017 increased
11,000 barrels per day from the year-ago period mainly due to crude unit optimization and lower maintenance at the company’s affiliate, Singapore Refining Company.
Total refined product sales of 1.55 million barrels per day in third quarter 2017 were up 6 percent from the year-ago period, primarily due to higher diesel and jet fuel sales.

ALL OTHER

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2017	2016	2017	2016
Net Charges*	$(351)	$(236)	$(710)	$(523)
*Includes foreign currency effects	$37	$(9)	$117	$(6)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in third quarter 2017 were $351 million, compared with $236 million a year earlier. The change between periods was mainly due to higher tax items and higher corporate charges. Partially offsetting was lower interest expense. Foreign currency effects decreased net charges by $46 million between periods.

- MORE -

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first nine months of 2017 was $14.3 billion, compared with $9.0 billion in the corresponding 2016 period. Excluding working capital effects, cash flow from operations in 2017 was $15.0 billion, compared with $10.2 billion in the corresponding 2016 period.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first nine months of 2017 were $13.4 billion, compared with $17.2 billion in the corresponding 2016 period. The amounts included $3.3 billion in 2017 and $2.7 billion in 2016 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 89 percent of the companywide total in the first nine months of 2017.

# # #
NOTICE
Chevron’s discussion of third quarter 2017 earnings with security analysts will take place on Friday, October 27, 2017, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

As used in this press release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we” and “us” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “budgets,” “outlook,” "trends," "guidance," “focus,” “on schedule,” “on track,” “goals,” “objectives,” “strategies,” "opportunities," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or

- MORE -

failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries, or other natural or human causes beyond its control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 22 of the company’s 2016 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

- MORE -

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended September 30		Nine Months Ended September 30
REVENUES AND OTHER INCOME	2017	2016	2017	2016

Sales and other operating revenues *	$33,892	$29,159	$98,293	$80,073
Income from equity affiliates	1,036	555	3,502	1,883
Other income	1,277	426	2,311	1,019
Total Revenues and Other Income	36,205	30,140	104,106	82,975
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	18,776	15,842	54,607	42,345
Operating, selling, general and administrative expenses	6,175	5,775	17,354	18,264
Exploration expenses	239	258	508	842
Depreciation, depletion and amortization	5,109	4,130	14,614	15,254
Taxes other than on income *	3,213	2,962	9,149	8,799
Interest and debt expense	35	64	134	143
Total Costs and Other Deductions	33,547	29,031	96,366	85,647
Income (Loss) Before Income Tax Expense	2,658	1,109	7,740	(2,672)
Income tax expense (benefit)	672	(192)	1,589	(1,803)
Net Income (Loss)	1,986	1,301	6,151	(869)
Less: Net income attributable to noncontrolling interests	34	18	67	43
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$1,952	$1,283	$6,084	$(912)

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$1.03	$0.68	$3.23	$(0.49)
- Diluted	$1.03	$0.68	$3.21	$(0.49)
Dividends	$1.08	$1.07	$3.24	$3.21

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,882,650	1,873,649	1,881,026	1,871,813
- Diluted	1,895,879	1,883,342	1,894,764	1,871,813

* Includes excise, value-added and similar taxes.	$1,867	$1,772	$5,315	$5,208

- MORE -

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Upstream
United States	$(26)	$(212)	$(48)	$(2,175)
International	515	666	2,907	(1,292)
Total Upstream	489	454	2,859	(3,467)
Downstream
United States	640	523	1,743	1,307
International	1,174	542	2,192	1,771
Total Downstream	1,814	1,065	3,935	3,078
All Other (1)	(351)	(236)	(710)	(523)
Total (2)	$1,952	$1,283	$6,084	$(912)

SELECTED BALANCE SHEET ACCOUNT DATA	Sep. 30, 2017	Dec. 31, 2016
Cash and Cash Equivalents	$6,641	$6,988
Marketable Securities	$13	$13
Total Assets	$255,160	$260,078
Total Debt	$41,972	$46,126
Total Chevron Corporation Stockholders' Equity	$146,713	$145,556

	Nine Months Ended September 30
CASH FLOW FROM OPERATIONS	2017	2016
Net Cash Provided by Operating Activities	$14,285	$8,983
Net Increase in Operating Working Capital	$(695)	$(1,266)
Net Cash Provided by Operating Activities Excluding Working Capital	$14,980	$10,249

	Three Months Ended September 30		Nine Months Ended September 30
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2017	2016	2017	2016
United States
Upstream	$1,201	$990	$3,406	$3,470
Downstream	367	357	1,049	1,110
Other	63	62	132	137
Total United States	1,631	1,409	4,587	4,717
International
Upstream	2,715	3,649	8,501	12,157
Downstream	110	115	297	290
Other	—	2	1	3
Total International	2,825	3,766	8,799	12,450
Worldwide	$4,456	$5,175	$13,386	$17,167
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$130	$237	$476	$805
International	984	753	2,776	1,888
Total	$1,114	$990	$3,252	$2,693

- MORE -

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3

OPERATING STATISTICS (1)	Three Months Ended September 30		Nine Months Ended September 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2017	2016	2017	2016
United States	525	519	520	503
International	1,194	1,142	1,206	1,207
Worldwide	1,719	1,661	1,726	1,710
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	932	1,077	988	1,144
International	5,053	4,036	5,001	4,009
Worldwide	5,985	5,113	5,989	5,153
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	681	698	684	694
International	2,036	1,815	2,040	1,875
Worldwide	2,717	2,513	2,724	2,569
SALES OF NATURAL GAS (MMCF/D):
United States	3,455	3,263	3,288	3,408
International	4,978	4,306	5,018	4,455
Worldwide	8,433	7,569	8,306	7,863
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	137	164	142	145
International	90	67	94	82
Worldwide	227	231	236	227
SALES OF REFINED PRODUCTS (MB/D):
United States	1,225	1,244	1,206	1,239
International (5)	1,556	1,469	1,484	1,451
Worldwide	2,781	2,713	2,690	2,690
REFINERY INPUT (MB/D):
United States	931	970	924	960
International	801	790	760	784
Worldwide	1,732	1,760	1,684	1,744

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	56	58	52	50
Venezuela Affiliate	29	29	29	28
(3) Includes natural gas consumed in operations (MMCF/D):
United States	34	46	37	61
International	545	435	523	431
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	369	391	360	374